Exhibit 10.1

NED Compensation Policy
Viant Technology Inc.
Non-Employee Director Compensation Policy

Amended and Restated Effective as of June 3, 2026

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Viant Technology Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date first set forth above (the “Policy Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy, as amended and restated, is effective as of the Policy Effective Date and may be amended at any time in the sole discretion of the Board.
Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments in arrears, on or promptly following the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be prorated based on days served in the applicable fiscal quarter, with the prorated amount paid on or promptly following the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:
a. All Eligible Directors: $50,000

2. Annual Committee Chair Service Retainer:
a. Chair of the Audit Committee: $20,000
b. Chair of the Compensation Committee: $15,000
c. Chair of the Nominating and Corporate Governance Committee: $10,000
3. Annual Committee (Non-Chair) Member Service Retainer:
a. Member of Audit Committee: $10,000
b. Member of Compensation Committee: $7,500
c. Member of Nominating and Corporate Governance Committee: $5,000
Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense processes.

Equity Compensation

Exhibit 10.1
The equity compensation set forth below will be granted under the Company’s 2021 Long-Term Incentive Plan as may be amended from time-to-time, or any successor plan thereto (the “Plan”), and a restricted stock unit (“RSU”) grant notice and award agreement thereunder.
1.Initial RSU Grants. For each Eligible Director who is first elected or appointed to the Board following the Policy Effective Date, on the effective date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter) (the “Appointment Effective Date”), the Eligible Director will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted RSUs with respect to shares of the Company’s common stock (“Common Stock”) with an aggregate value of $400,000 (the “Initial RSU Grant”). The number of RSUs subject to the Initial RSU Grant will be determined by dividing the grant value by the closing price per share of Common Stock on the applicable Appointment Effective Date, rounded to the nearest whole share. The Initial RSU Grant will vest over a three-year period, with one-third (1/3) of the Initial RSU Grant vesting on each of the first, second and third anniversaries of the Appointment Effective Date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.
2.Annual RSU Grants. On the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Policy Effective Date (“Annual Grant Date”), each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting (including any Eligible Director who is first appointed or elected by the Board at an Annual Meeting) will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted RSUs with respect to shares of the Company’s Common Stock with an aggregate value of $185,000 (the “Annual RSU Grant”). The number of RSUs subject to the Annual RSU Grant will be determined by dividing the grant value by the closing price per share of Common Stock on the applicable Annual Grant Date, rounded to the nearest whole share. The Annual RSU Grant will vest in full on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the applicable Annual Grant Date, subject to the Eligible Director’s Continuous Service through such vesting date.
With respect to an Eligible Director who, following the Policy Effective Date, was first elected or appointed to the Board effective as of a date other than the date of the Annual Meeting, on the applicable Appointment Effective Date, such Eligible Director will automatically, and without further action by the Board or the Compensation Committee of the Board, receive a grant of RSUs with respect to shares of the Company’s Common Stock, the aggregate value of which will be $185,000, prorated based on the number of calendar days remaining between the applicable Appointment Effective Date and (i) the next Annual Meeting, if scheduled, or (ii) the first anniversary of the Company’s last Annual Meeting, if the next Annual Meeting is not yet scheduled (the “Prorated Annual RSU Grant”). The number of RSUs subject to the Prorated Annual RSU Grant will be determined by dividing the prorated grant value by the closing price per share of Common Stock on the applicable Appointment Effective Date, rounded to the nearest whole share. The Prorated Annual RSU Grant will vest in full on the date of the next Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election), subject to the Eligible Director’s Continuous Service through such vesting date.

Exhibit 10.1

3.Accelerated Vesting. Notwithstanding the foregoing, each Initial RSU Grant, Annual RSU Grant, and Prorated Annual RSU Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s Continuous Service through the date of such Change in Control.